Exhibit 99.1

OptimizeRx to Present at Dougherty & Company Institutional Investor Conference on September 19, 2017

Rochester, MI (September 12, 2017) OptimizeRx Corporation (OTCQB: OPRX), a leader in the electronic distribution of co-pay discount coupons and clinical information through electronic healthcare records (EHR) and e-prescriptions (eRx), has been invited to present at the Dougherty & Company Institutional Investor Conference being held on September 19, 2017 at the Millennium Hotel in Minneapolis.

William J. Febbo, CEO of OptimizeRx, is scheduled to present on Tuesday, September 19 at 3:00 p.m. Central time, and participate in one-on-one meetings with institutional analysts and investors the same day.

The CEO will present the OptimizeRx digital health platform, the industry's largest point-of-prescribe promotional network, with more than 370 EHR partners reaching over 500,000 health care providers. Working in partnership with some of the world's largest pharmaceutical and health care companies, OptimizeRx been revolutionizing the point-of-care for physicians and their patients. The expansion of the OptimizeRx EHR network in Q2 2017 resulted in a 50% increase in revenue to a record $2.9 million.

For those interested in scheduling a meeting with OptimizeRx, please contact your Dougherty & Company representative or visit www.doughertymarkets.com/ecm-conference-home/.

About OptimizeRx
Based in Rochester, Michigan, OptimizeRx Corporation (OTCQB: OPRX) is a health technology software company that is revolutionizing the point of care experience through technology to improve clinical decisions and outcomes. OptimizeRx’s unique consumer and physician platforms help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand awareness, access and adherence to their medications.

OptimizeRx core product replaces drug samples with electronic trial vouchers and copay coupon savings that are electronically added to an e-Prescription and sent electronically to the pharmacy and is integrated within leading electronic health record (EHR) platforms in the country, including Allscripts, DrFirst, NewCrop, Quest Diagnostics, Practice Fusion and other EHRs to reach over 500,000 healthcare providers. In turn, OptimizeRx promotes patient savings and support from the world’s largest pharmaceutical companies, including Pfizer, Merck, Lilly, Novartis, AstraZeneca and many others. For more information, visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact:

Doug Baker, CFO

dbaker@optimizerx.com

Tel (248) 651-6568 x807

Investor Relations Contact:

Ron Both

CMA

oprx@cma.team

Tel (949) 432-7557